CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (this "AGREEMENT") is made and entered into as of this 7th day of January, 2000 (the "EFFECTIVE DATE"), by and between Telenetics Corporation, a California corporation with offices at 25111 Arctic Ocean, Lake Forest, California 92630 (the "COMPANY"), and Edward L. Didion, an individual who resides at the address set forth on the signature page hereof ("CONSULTANT"), who may be collectively referred to as the "PARTIES."

                                 R E C I T A L S

         A. The Company, Consultant and certain other individuals have entered into a Stock Purchase Agreement of even date herewith (the "STOCK PURCHASE AGREEMENT") pursuant to which the Company is purchasing all of the outstanding capital stock of eflex Wireless, Inc., a Delaware corporation ("EFLEX").

         B. The parties acknowledge that Consultant currently acts as a consultant to eflex and has abilities and expertise that are unique and valuable to the Company and, in connection with the Stock Purchase Agreement, the Company desires to retain Consultant to provide certain consulting services for the Company, and Consultant is willing to provide the consulting services requested by the Company.

         C. The Company and Consultant have determined that such engagement of Consultant is mutually beneficial and should be subject to a mutually acceptable written agreement, and that the retention by eflex of the Consultant as a consultant is being terminated concurrently with the effectiveness of this Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing premises, the following mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto agree, intending to be legally bound, as follows:

1. SERVICES TO BE PERFORMED BY CONSULTANT.

         1.1 SCOPE AND NATURE OF SERVICES. Commencing on the Effective Date, the Company agrees to engage Consultant, and Consultant agrees to offer Consultant's services to the Company, as a consultant. Consultant agrees to render Consultant's best business expertise, advice and services to the directors, executive officers, managers or employees of the Company as the Company may reasonably request concerning the business of the Company including, without limitation, the business of eflex. Consultant shall render such services at such locations as the Company, within its sole discretion, deems appropriate (recognizing that the Consultant is based in the Tampa area and that is where the majority of the services are to be performed). This Agreement shall not be construed as obligating the Company to request any amount (or any specific amount) of consulting services from Consultant.

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         1.2 METHOD OF PERFORMING SERVICES. Consultant shall provide the consulting services to the Company promptly upon request by the Company during the term of this Agreement, and it shall be the duty of Consultant in providing these consulting services to make periodic reports to the Company, from time to time, as the Company may deem appropriate.

         1.3 PLACE OF WORK. The consulting services described herein will be carried out at such reasonable locations as may be agreed upon by the Company and Consultant from time to time. If the Company determines that it is in the best interest of the Company for the consulting services described herein to be carried out at the facilities of the Company, such services shall be performed at the facilities of the Company and the Company shall provide Consultant with such entry and access to the facilities of the Company (during normal business hours, unless otherwise authorized by the Company) to the extent necessary to allow Consultant to perform Consultant's obligations under this Agreement.

2. TERM AND TERMINATION.

         2.1 TERM. The term of this Agreement (the "TERM") shall be from the Effective Date until this Agreement is terminated by either Party upon 30 days' prior written notice to the other Party; PROVIDED, HOWEVER, that this Agreement may be terminated by the Company for Good Cause (as defined below) effective upon delivery of written notice to Consultant given at any time. "GOOD CAUSE" shall exist if:

                  (a) Consultant is arrested for domestic violence or for any other reason or is charged with a crime;

                  (b) Consultant in bad faith commits any act (including, but not limited to, any act that would constitute fraud, misappropriation, dishonesty, or embezzlement) or in bad faith omits to take any action to the material detriment of the Company or any of its affiliates;

                  (c) Consultant intentionally commits during the Term of this Agreement any act of material misconduct (including, but not limited to, sexual harassment, racial vilification, or unlawful discrimination);

                  (d) Consultant fails or refuses to perform consulting duties assigned to him by the Company and fails to correct such breach within five days after notice is given to Consultant by the Company of such breach;

                  (e) Consultant becomes physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of more than 30 consecutive days or more than 45 days within any two-month period;

                  (f) In the opinion of a medical doctor retained by the Company, after a physical examination and reasonable diagnostic procedures, Consultant is found to be addicted to any drug, including alcohol;

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                  (g) Consultant breaches any term of this Agreement and fails to correct such breach within five days after notice is given to Consultant by the Company of such breach; or

                  (h) Consultant attempts to resign in anticipation of discharge for any reason mentioned in SECTION 2.1(a) through SECTION 2.1(g), or the Company accepts Consultant's resignation in lieu of making a termination for any reason mentioned in SECTION 2.1(a) through SECTION 2.1(g).

         2.2 EFFECT OF TERMINATION. Consultant agrees that in connection with the termination of this Agreement for any reason, Consultant shall only be entitled receive the pro rata share of the consulting fee earned prior to the termination in accordance with SECTION 3.1, plus reimbursement in accordance with SECTIONS 3.3 AND 3.4 for materials and travel expenses incurred prior to the termination. Such payments described in this SECTION 2.2 shall be the exclusive and sole remedy of Consultant for any termination of this Agreement, and Consultant covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of this Agreement. In addition, the Parties agree that if Consultant is terminated for Good Cause, any and all unexercised options granted to Consultant pursuant to this Agreement, whether vested or unvested, shall immediately terminate and be of no further force or effect.

3. CONSIDERATION AND PAYMENTS.

         In consideration of the consulting services to be provided by Consultant pursuant to this Agreement:

         3.1 CONSULTING FEE. The Company shall pay Consultant a consulting fee of $9,583.33 per month, which amount shall be payable in advance in monthly installments commencing on January 15, 2000 and shall be prorated for any partial month occurring during the Term of this Agreement.

         3.2 OPTIONS. Concurrently with the execution of this Agreement, Consultant shall receive an option to purchase shares of Common Stock of the Company, a copy of which option shall be attached hereto as EXHIBIT A and incorporated herein by reference.

         3.3 COST OF MATERIALS. If Consultant shall reasonably determine that Consultant will be unable to perform the consulting services under this Agreement without procuring certain materials with an aggregate cost exceeding $100, Consultant shall promptly notify the Company in writing of its need to procure such materials and the date by which such materials must be received by Consultant. Upon receipt of such notice from Consultant, the Company shall thereafter have the option to either procure the materials itself or, in the alternative, authorize Consultant to procure the materials directly. If the Company should elect to authorize Consultant to procure the materials directly, it shall notify Consultant of such election, and the Company agrees to reimburse Consultant within 10 business days of its receipt of a separate invoice from Consultant for Consultant' actual cost of the materials as authorized by the


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Company.

         3.4 TRAVEL EXPENSES. Upon submission of a separate monthly invoice, the Company shall also reimburse Consultant for all travel-related expenses reasonably incurred by Consultant in connection with this Agreement and authorized in advance in writing by the Company, including, without limitation, air fare, hotel and rental car expenditures. However, unless explicitly approved by the Company in writing, the Company will not reimburse Consultant for expenses incurred in traveling from Consultant's office or residence to the Company or from the Company to Consultant's office or residence. The Company agrees to pay the amounts due under this SECTION 3.4 on or before the 30th day of the month following the month of submission of such invoice.

4. NONDISCLOSURE AND CONFIDENTIALITY.

         In the course of Consultant providing the consulting services under this Agreement, Consultant will have access to the Company's trade secrets, proprietary information and confidential information, the use, application or disclosure of any of which will cause substantial and possible irreparable damage to the business and asset value of the Company. Accordingly, Consultant accepts and agrees to be bound by the following provisions:

         4.1 DEFINITIONS. For the purposes of this Agreement, the following definitions apply:


                  (a) "TRADE SECRETS" shall specifically include, but are not limited to, plans, customer lists, compilations, program devices, formulas, designs, ideas, concepts, prototypes, drawings, methods, techniques, systems, processes, procedures, computer software, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (including, without limitation, source and object codes, flow charts, algorithms, coding sheets, doctrines, subroutines, compilers, assemblers, design concepts and related documentation and manuals), discoveries, hardware, machines and devices whether patentable or not, including, without limitation, the nature and results of technical and nontechnical research and development activities, "know-how," schematics, parts lists and specifications; and all inventions and ideas which the Company obtains from a third party and which are derived from and related to Consultant's access to or knowledge of any of the above. Trade Secrets also includes any information described above which the Company treats as proprietary or designates as a Trade Secret, whether or not owned or developed by the Company or Consultant. Trade Secrets also include any information described in this paragraph (a) which the Company obtains from another party which the Company treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Company.

                  (b) "CONFIDENTIAL INFORMATION" shall mean any data, materials or information, other than Trade Secrets, that is of value to the Company and is not generally known to competitors of the Company. Confidential Information shall include, but not be limited to, the identity of various suppliers, information about the Company's executives and employees, financial information, business and marketing plans, marketing techniques, price lists, pricing policies and the Company's business methods. Confidential Information also includes any information described above which the Company obtains from a third party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned by or developed by the Company.

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

         Anything in this Agreement to the contrary notwithstanding, Trade Secrets and Confidential Information shall not include information which is (i) lawfully disclosed to Consultant by a third party unrelated to the Company, (ii) generally known in the telemetry services industry other than by the unauthorized actions of Consultant, or (iii) in the public domain other than by the unauthorized actions of Consultant.

         4.2 PROPRIETARY INFORMATION. Consultant hereby acknowledges that all Trade Secrets and Confidential Information are the exclusive property of the Company. Specifically, Consultant acknowledges and agrees that all Trade Secrets and Confidential Information which Consultant has developed, or in which Consultant has participated in the development, while engaged by the Company or, which Consultant participates in the development in the future during the term of its engagement by the Company shall be the exclusive property of the Company and Consultant shall have no ownership interest therein. Consultant further agrees that it will not, directly or indirectly, incorporate any Trade Secrets or Confidential Information, or any part thereof, into any system, product, service or other item later designed or prepared by Consultant for any party or parties other than the Company.

         4.3 PROHIBITION ON USE OF TRADE SECRETS. Consultant shall not, directly or indirectly, in any manner or form use, disclose, provide or otherwise make available in any manner in whole or in part any Trade Secrets during the period Consultant has access to the Trade Secrets and thereafter, other than to the Company's employees in the scope of their employment, or to other consultants performing services for the Company in connection with the consulting services performed by Consultant hereunder.

         4.4 PROHIBITION ON USE OF CONFIDENTIAL INFORMATION. Consultant shall not, directly or indirectly, in any manner or form use, disclose, provide or otherwise make available in any manner in whole or in part any Confidential Information during the period Consultant has access to the Confidential Information and thereafter, other than to the Company's employees in the scope of their employment, or to other consultants performing services for the Company in connection with the consulting services performed by Consultant hereunder.

         4.5 NONCOMPETITION AND NONSOLICITATION. Consultant expressly promises and agrees that Consultant will fully comply with the covenants and provisions contained in SECTION 7 of the Stock Purchase Agreement, which provisions are incorporated herein by reference, as if such provisions were set forth in full herein.

         4.6 PROHIBITION ON REPRODUCTION. Consultant shall have no right to print or copy, directly or indirectly, in whole or in part, any Trade Secrets or Confidential Information or any documentation pertaining thereto, except as required to perform Consultant's responsibilities hereunder.

         4.7 PROTECTIVE MEASURES. Consultant shall take all necessary and appropriate action, whether by instruction, agreement or otherwise to ensure the protection, confidentiality and security of the Trade Secrets and Confidential Information and to satisfy Consultant's obligations under this Agreement. The standard of care which Consultant shall employ shall conform at least to industry standards and shall be adequate to ensure the protection, confidentiality and security of the Trade Secrets and Confidential Information.


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Consultant agrees that Consultant's obligations with respect to the confidentiality and security of all materials disclosed to Consultant under the terms of this Agreement shall survive the termination of this or any agreement or relationship between the Company and Consultant or the performance of consulting services by Consultant on behalf of the Company.

         4.8 RETURN OF MATERIALS. All notes, data, reference materials, sketches, disks, memoranda, tapes, manuals, files, documentation and records contained in any medium (written document, electronic or otherwise) in any way relating to any of the Trade Secrets or Confidential Information or the Company's business shall belong exclusively to the Company and Consultant agrees to turn over to the Company all copies of such materials in its possession at the request of the Company or, in the absence of such a request, upon the termination of Consultant's consulting services for the Company within three business days of such termination. Consultant further agrees, upon request by the Company, to promptly remove from Consultant's possession and dominion and return to the Company or positively destroy any software programs or data entered into Consultant's computer or libraries pertaining to the Trade Secrets and Confidential Information.

5. OWNERSHIP AND COPYRIGHT.

         The Company reserves the right to approve or reject any such employee, contractor or agent, such approval not to be unreasonably withheld. The Company shall own all right, title and interest in and to all work product created by Consultant hereunder, including all copyrights and proprietary rights therein. Consultant expressly acknowledges that the Parties have agreed that all copyrightable aspects of each of Consultant's work products hereunder and all work in process are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), and that the Company is the "author" within the meaning of the Act. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company at its creation, and Consultant hereby expressly disclaims any interest in any of them. Consultant expressly acknowledges that Consultant is not a joint author and that all work product and all work in process created by Consultant hereunder are not joint works under the Act.

         If (and to the extent) that the work product and work in process created by Consultant hereunder or any part or element thereof is found as a matter of law not to be a "work made for hire" within the meaning of the Act, Consultant hereby conveys and assigns to the Company the sole and exclusive right, title and interest in the ownership and patent rights to all such work in process and work product created hereunder, and all copies of any of them, without further consideration, and agrees to assist the Company, at the expense of the Company, to register, and from time to time to enforce, all patents, copyrights and other rights and protection relating to the work product and work in process created hereunder in any and all countries. To that end, Consultant agrees to execute and deliver all documents requested by the Company in connection therewith, and irrevocably designates and appoints the Company as Consultant's agent and attorney-in-fact to act for and in Consultant's behalf and stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyrights or similar protection with the same legal force and effect as if executed by Consultant.

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

         Any ideas, conception, know-how or techniques relating to the work product and work in process developed by Consultant hereunder shall also be the sole and exclusive property of the Company.

         The Company shall own each invention, including inventions relating to an appearance design, developed under this Agreement, including applications filed thereon and patents issued thereon. Consultant hereby assigns to the Company, its successors and assignees, any such invention together with the right to seek protection by obtaining patent rights therefor worldwide and to claim all rights of priority thereunder, and the same shall become and remain the Company's property whether or not such protection is sought. Consultant shall, upon the Company's request and expense, cause patent applications to be filed thereon, through solicitors or patent attorneys designated by the Company and forthwith assign all such applications to the Company, its successors and assignees. Consultant shall give the Company and attorneys all reasonable assistance in connection with the preparation and prosecution of any such patent applications and shall cause to be executed all such assignments and other instruments and documents as the Company may consider necessary or appropriate to carry out the intent of this SECTION 5.

6. EMPLOYEES AND AGENTS OF CONSULTANT.

         Except as otherwise approved by the Company in writing, Consultant shall provide the Company with ten days' advance notice prior to employing or retaining any employee, subcontractor, or agent to assist with or contribute to Consultant's duties, obligation or performance hereunder. The Company reserves the right to approve or reject any such employee, contractor or agent, such approval not to be unreasonably withheld. Consultant agrees that it shall have and maintain, for so long as this Agreement is in effect, written agreements with all employees, subcontractors or agents engaged by Consultant who assist with or contribute to Consultant's duties, obligations or performance hereunder. Such written agreements shall contain provisions sufficient to establish the rights and benefits contemplated by, and to assure compliance with this Agreement, including, but not limited to, the provisions of SECTIONS 4 AND 5, above. Consultant shall furnish the Company with copies of such written agreements and shall cause such subcontractors, employees and agents to execute and deliver such further certificates, acknowledgments, waivers and assignments as may be appropriate to give effect to the foregoing.

7. APPLICABILITY TO PRIOR DEALINGS.

         Consultant hereby acknowledges that Consultant and Consultant's employees and agents may have had access to Trade Secrets and Confidential Information prior to the effective date of this Agreement. Consultant hereby agrees that any Trade Secrets and Confidential Information Consultant and Consultant's employees and agents may have acquired prior to the effective date of this Agreement shall be subject to the terms and conditions of SECTIONS 4 AND 5 above, and that Consultant shall cause each of Consultant's employees and agents to treat such Trade Secrets and Confidential Information accordingly.

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8. SURVIVAL OF OBLIGATIONS BEYOND TERMINATION.

         The obligations of Consultant under SECTIONS 4 THROUGH 7 and the warranties and remedies under SECTIONS 9 THROUGH 12 shall not terminate upon the termination of this Agreement, but, rather, shall continue in effect thereafter.

9. INJUNCTIVE RELIEF.

         Consultant hereby acknowledges and agrees that any violations of SECTIONS 4 THROUGH 7, 10 AND 14 will cause damage to the Company in an amount or amounts difficult to ascertain and any remedies at law for such damages will be inadequate. Accordingly, in addition to any other relief to which the Company may be entitled at law or in equity, the Company shall be entitled to temporary and/or permanent injunctive or other equitable relief from any such breach or threatened breach by Consultant without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach.

10. WARRANTY.

         10.1 EXPRESS WARRANTIES. As of the date hereof and as of all dates prior to the expiration of this Agreement, Consultant warrants and represents to the Company the following:

                  10.1.1 DISCLOSURE BY CONSULTANT. Consultant hereby acknowledges that the Company does not wish to receive from Consultant any information not owned by the Company which may be considered confidential or proprietary to Consultant or to any third party. Any information or materials disclosed or to be disclosed by Consultant to the Company is not confidential or proprietary to Consultant or to any third party. Accordingly, no obligation of any kind is assumed by or to be implied against the Company by virtue of this Agreement or the relationship between the Parties hereunder or with respect to any information received (in whatever form or whenever received) from Consultant relating to the subject matter hereof, and the Company will be free to reproduce and to use and disclose to others such information without limitation. Neither this Agreement nor the relationship between the Parties, will impair the right of the Company to develop, make, use, procure, or market products or services now or in the future which may be competitive with those offered by Consultant, nor require the Company to disclose any planning or other information to Consultant. Consultant covenants and agrees not to incorporate into any work performed or created hereunder any material owned or copyrighted or confidential to any third party.

                  10.1.2 AUTHORITY. Consultant has the authority to enter into this Agreement. The execution of this Agreement by Consultant and the performance of the services contemplated hereunder do not (and will not) violate any other agreement, policy or order to which Consultant is subject.

         10.2 BREACH OF WARRANTY. If Consultant is in breach of any warranty or representation under this Agreement, the Company shall have all rights and remedies available to it in law and in equity.

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11. STATUS AS INDEPENDENT CONTRACTOR.

         The Parties are entering into this Agreement as independent contractors and no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement.

         11.1 TAXES. The Company shall pay Consultant directly, without payroll deductions of any kind whatsoever, all monies which may become due and payable hereunder, as, when, and to the extent those payments become payable. Consultant shall have the entire responsibility to discharge all the obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance (including, but not limited to, the Unemployment Insurance Code of the State of California), social security, worker's compensation, disability pensions and tax withholdings (collectively, "TAX OBLIGATIONS"). Consultant shall fully indemnify the Company from and against all liabilities, obligations, damages, assessments, penalties, interest, costs (including, without limitation, any attorneys' fees) and other expenses incurred by the Company resulting from Consultant's failure to properly discharge its Tax Obligations or otherwise arising out of or related to the engagement of Consultant by the Company pursuant to this Agreement.

         11.2 AUTHORITY. Consultant is not authorized to bind the Company or to incur any obligation or liability on behalf of the Company except as expressly authorized by the Company in writing.

         11.3 BENEFITS. Consultant acknowledges that the Company shall not be providing health insurance, retirement plan contributions, workers' compensation or other benefits to Consultant and/or Consultant's employees, if any, and Consultant shall be solely responsible for obtaining and/or providing such benefits.

         11.4 METHODS. Except as otherwise provided herein, Consultant shall be free to pursue whatever means Consultant chooses in performing the services described herein. The Company recognizes that this is not an exclusive agreement and the Consultant may perform services for other parties.

12. GENERAL PROVISIONS.

         12.1 ATTORNEYS' FEES AND COSTS. In any suit, action or proceeding (including arbitration) arising out of or related to the Agreement or the transactions contemplated hereby, including any appeals (an "ACTION"), the non-prevailing party in that Action shall pay to the prevailing party a reasonable sum for ordinary and necessary attorneys', paralegals', accountants' and experts' fees and costs incurred in connection with prosecuting or defending the Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, in addition to any damages and costs which the prevailing party otherwise would be entitled. Any Decision entered in the Action shall contain a specific provision providing for the recovery of reasonable attorneys', paralegals', accountants' and experts' fees and costs incurred in enforcing the Decision. The court or arbitrator may fix the amount of reasonable attorneys', paralegals', accountants' and experts' fees and costs on the request of either party. For the purposes of this SECTION 12.1, all attorneys',


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paralegals', accountants' and experts' fees and costs shall include, but not be limited to, fees and costs incurred in the following: (i) postjudgment motions and collection actions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery; and (v) bankruptcy.

         12.2 NOTICES. All notices, demands or other communications which are required or are permitted to be given in this Agreement shall be in writing and shall be deemed to have been sufficiently given (i) upon personal delivery, (ii) the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed or (iii) when receipt is acknowledged if sent via facsimile transmission as follows: If to the Company, to the address set forth in the introductory paragraph of this Agreement. If to Consultant, to the address set forth below Consultant's signature at the end of this Agreement. If notice is sent to the Company, a copy shall be sent to:

                         Larry A. Cerutti, Esq.
                         Rutan & Tucker, LLP
                         611 Anton Boulevard, 14th Floor
                         Costa Mesa, California 92626
                         Telephone: (714) 641-5100
                         Facsimile: (714) 546-9035

         Either party may give written notice of a change of address by certified mail, return receipt requested, and after notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.

         12.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         12.4 WAIVER AND AMENDMENT. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by both Parties or their respective successors and assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

         12.5 SEVERABILITY. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

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

         12.6 GOVERNING LAW. All matters relating to or arising out of this Agreement, whether in contract, tort or otherwise, shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. The Parties hereby consent, in any dispute, action, litigation, arbitration or other proceeding concerning this Agreement, to the jurisdiction of the state or federal courts of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

         12.7 ASSIGNABILITY. Because the Company has agreed to retain the services of Consultant based on an investigation of Consultant's capabilities, the importance of Consultant's services to the ongoing business of the Company and the personal relationship that has evolved between the Parties, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process or otherwise), in whole or in part, by Consultant without the prior written consent of the Company. Any attempt at such an assignment without such consent shall be void and, at the option of the Company, shall be an incurable breach of this Agreement resulting in the immediate termination of this Agreement.

         12.8 INTERPRETATION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

         12.9 INTEGRATION. This Agreement, together with the exhibits and schedules hereto, incorporate the entire understanding of the parties with respect to the subject matter hereof and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings. In addition, the parties expressly agree that this Agreement supersedes and replaces the Employment and Noncompetition Agreement dated as of June 1, 1999 between Consultant and eflex, as successor to Residential Utility Meter Service's, Inc., a Florida corporation (the "EFLEX EMPLOYMENT AGREEMENT"), and that the eflex Employment Agreement is of no further force or effect.

         12.10 SURVIVABILITY. All covenants, agreements, representations and warranties made by the Consultant shall survive the termination of this Agreement.

         12.11 FURTHER ASSURANCES. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the Parties shall, from time to time at the request of the other party, execute and deliver to the other party such other documents and shall take such other action as may be necessary or proper to more effectively carry out the terms of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

                                       TELENETICS CORPORATION


                                       By: /s/ Michael A. Armani
                                          -----------------------------------
                                           Michael A. Armani, President


                                       CONSULTANT:


                                       /s/ Edward L. Didion
                                       --------------------------------------
                                       Edward L. Didion, an individual

                                       9828 GALLAGHER ROAD
                                       --------------------------------------
                                       Street Address

                                       DOVER, FLORIDA  33527
                                       --------------------------------------
                                       City, State, Zip Code

                                       --------------------------------------
                                       Business Telephone Number

                                       --------------------------------------
                                       Business Facsimile Number

                                       --------------------------------------
                                       Social Security or Federal Tax
                                       Identification Number




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


                                    EXHIBIT A
                                    ---------


                         Copy of Stock Option Agreement



                                       13